Exhibit 99.2

FOR IMMEDIATE RELEASE	Contact:	Chaith Kondragunta, Director, Investor Relations, (858) 202-7846 (Investors) Kevin Whalen, Vice President, Corporate Communications (858) 202-7843 (Media)

PETCO Board Elects David Ching as New Director

SAN DIEGO, Nov. 22, 2005 – PETCO Animal Supplies, Inc. (NASDAQ: PETC) today announced that its board of directors has elected David T. Ching as a director and accepted the resignation of board member Jonathan Coslet. Coslet did not serve on any board committees.

Ching, 52, is Senior Vice President and Chief Information Officer for Safeway Inc., one of the largest food and drug retailers in North America, with 1,773 stores in the United States and Canada. Prior to joining Safeway in 1994, Ching was General Manager-North America for British American Consulting Group, a software/consulting firm focusing on the distribution and retail industry. He also held positions at Lucky Stores Inc., a subsidiary of the American Stores Companies, where he was Senior Vice President of Information Systems; at Bell Canada; and at Control Data Canada. Ching holds a master’s degree in management sciences from Stanford University, a master’s degree in computer sciences from the University of California, Berkeley, and a bachelor’s degree in electrical engineering from the University of Wisconsin, Madison.

“David has strong expertise that bridges technology and business strategy, a combination that will bring a unique perspective to our board,” said James M. Myers, PETCO Chief Executive Officer. “We also thank Jonathan for his valuable contributions as a PETCO director.”

About PETCO Animal Supplies, Inc.

PETCO is a leading specialty retailer of premium pet food, supplies and services. PETCO’s vision is to best promote, through its people, the highest level of well being for companion animals, and to support the human-animal bond. PETCO generated net sales of more than $1.8 billion in fiscal 2004. It operates more than 770 stores in 49 states and the District of Columbia, as well as a leading destination for online pet food and supplies at www.petco.com. Since its inception in 1999, The PETCO Foundation, PETCO’s non-profit organization, has raised more than $25 million in support of more than 3,000 non-profit grassroots animal welfare organizations around the nation.